Exhibit 10.7

EXECUTIVE CHAIRMAN AGREEMENT

This Executive Chairman Agreement (“Agreement”) is made and entered into on August 10, 2007, for services commencing as of July 1, 2007 (“Commencement Date”), by and between Xcorporeal, Inc., a Delaware corporation (“Company”), and Terren S. Peizer, an individual (“Chairman”).

1. Term. The initial term of this Agreement shall begin on the Commencement Date and continue for a period of three years (“Initial Term”). At the conclusion of the Initial Term, and each successive term thereafter, the Agreement shall be automatically renewed for an additional one-year term, unless either party gives written notice of its intention to terminate the Agreement at least six months prior to the automatic renewal date (collectively, the “Term”).

2. Services.

(a) Excutive Chairman. During the Term the Chairman shall serve as Executive Chairman of the Board of Directors (“Board”) of Company. Chairman is currently a director and Chairman of the Board of Company, and subject to the Board’s fiduciary obligations will take all reasonable action necessary to assure that Chairman remains Chairman of the Board. Chairman shall, to the extent appointed or elected, continue to serve as Executive Chairman of the Board throughout the Term.

(b) Position and Duties. Chairman shall have the general powers, duties and responsibilities usually vested in the office of the Executive Chairman of a corporation, and such other additional powers as may be prescribed from time to time by the Board. In the event that Chairman’s shall be assigned to him duties and responsibilities materially inconsistent with Chairman’s position and such situation continues for 10 days after notice is given such occurrence shall constitute a termination without Good Cause under Section 4(c).

(c) Other Services. Company acknowledges and pre-approves Chairman’s current responsibilities as Chairman and Chief Executive Officer (CEO) of Hythiam, Inc. (“Hythiam”). Company further acknowledges that Chairman is subject to a Confidentiality Agreement under the terms of Chairman’s employment and directorship with Hythiam. In addition, Company acknowledges that Chairman may do charity work and conduct personal business, as long as such activities do not materially interfere with the performance of Chairman’s duties hereunder.

3. Compensation. During the term of this Agreement, Company shall pay the amounts and provide the benefits described in this section, and Chairman agrees to accept such amounts and benefits in full payment for Chairman’s services under this Agreement.

(a) Cash Compensation. Chairman’s initial cash compensation will be $450,000 per annum, payable in accordance with the Company’s standard practices. In addition, Chairman will receive a one-time signing bonus of $225,000 upon full execution of this Agreement. Throughout the Term, Company shall pay to Chairman annual cash compensation no less than the median cash compensation of similarly positioned Executive Chairmen of similarly situated companies, subject to increases as provided below.

(b) Bonus. Subject to the foregoing and any restrictions under federal or state law of the rules of any exchange upon which the shares of Company’s common stock are then traded, Chairman shall receive annual bonus cash compensation as determined in the reasonable discretion of the Board or its Compensation Committee, targeted at no less than 100% of annual base cash compensation, and based on (1) the level of service of Chairman, (2) the achievement of designated individual goals and milestones, and (3) the overall performance and profitability of Company (collectively, the “Factors”). The Factors will be established as soon as reasonably practicable and reevaluated on an annual basis by mutual agreement of Chairman and the Board or its Compensation Committee. The bonus will be based on a calendar year and paid no later than April 15th of the following year.

(d) Annual Review. Upon each anniversary of the Commencement Date, Chairman’s cash compensation and bonus target shall be reevaluated by the Board or its Compensation Committee and, if appropriate, increased to ensure appropriate compensation in the competitive marketplace based on the position and level of service of Chairman.

(e) Replacement Review. In the event that the Company appoints a Co-Chairman, CEO or other officer or director who performs a substantial portion of the duties and responsibilities of Chairman, Chairman’s cash compensation and bonus target shall be reevaluated, and the Board or its Compensation Committee will mutually agree with Chairman on a decrease or adjustment, if appropriate, to ensure appropriate compensation in light of any material decrease or adjustment in the required level of service of Chairman.

(f) Equity Incentive Plan.

(1) Chairman shall be entitled to participate in any equity compensation, stock option, restricted stock, phantom stock right, equity pool, or other such plans or arrangements which may exist during the Term, provided that Chairman’s entitlement is not inconsistent with the terms of any such arrangement or plan.

(2) Chairman shall be granted options to purchase shares of Company’s common stock under the provisions of Company’s stock incentive plan, at 110% of the fair market value on the date of grant, in amounts and at such times as agreed between Chairman and the Board or its Compensation Committee based upon the Factors. Except as otherwise set forth herein, vesting of options will cease upon the termination of all of Chairman’s services to Company.

(g) Reimbursement of Expenses. Company shall pay to or reimburse Chairman for all reasonable business, travel, promotional and similar expenditures incurred by Chairman.

(h) Deductions. Company shall deduct and withhold from all compensation payable to Chairman all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment or decree requiring such deduction and withholding. To the extent legally permissible, the Company shall not treat any fringe benefits or expense reimbursement as income to Chairman.

4. Termination

(a) Termination With Good Cause or Without Good Reason. Company may terminate Chairman’s services at any time, with or without notice or Good Cause (as defined below). If Company terminates Chairman’s services with Good Cause, or if Chairman resigns without Good Reason (as defined below), Company shall pay Chairman any accrued but unpaid cash compensation, prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination. Company shall have no further obligations to Chairman under this Agreement or any other agreement, and all unvested options will terminate. To the extent legally permissible under the incentive compensation plan, all vested options shall be exercisable until the end of their original term.

(b) Termination Without Good Cause or with Good Reason. Chairman shall have the right to terminate Chairman’s services to Company with notice and Good Reason. If Company terminates Chairman’s employment without Good Cause, or Chairman resigns for Good Reason:

(1) Company shall pay Chairman’s cash compensation prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination;

(2) Company shall pay Chairman in a lump sum an amount equal to three years’ of additional (i) cash compensation (at the rate in effect at the time of termination) and (ii) bonus (based on 100% of the targeted bonus for the year of termination);

(3) All of Chairman’s unvested stock options will vest immediately, and remain exercisable for the full term thereof; and

Company shall have no further obligations to Chairman under this Agreement or any other agreement.

(c) Good Cause. For purposes of this Agreement, a termination shall be for “Good Cause” if Chairman shall willfully:

(1) Commit fraud or embezzlement in connection with Chairman’s duties;

(2) Materially violate the Company’s written Codes of Ethics as adopted by the Board under the Sarbanes-Oxley Act;

(3) Refuse to comply with a relevant and material obligation assumable and chargeable to an executive of Chairman’s corporate rank and responsibilities under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder; or

(4) Be convicted of, or enter a plea of guilty to, a felony under state or federal law, other than a vehicle related offense or an offense not involving dishonesty or moral turpitude.

(d) Good Reason. For purposes of this Agreement, a resignation shall be with “Good Reason” following:

(1) The assignment to Chairman of duties materially inconsistent with Chairman’s status and title, or the removal of Chairman as a director or as Chairman of the Board;

(2) Company’s failure to cause any acquiring or successor entity following a Change in Control to assume Company’s obligations under this Agreement, unless such assumption occurs by operation of law; or

(3) Material breach of this Agreement by Company, which continues after written notice and reasonable opportunity to cure (not to exceed 10 days after the date of notice), or failure to timely pay to Chairman any amount due under Section 3.

(e) Effects of Change in Control. Immediately upon a Change in Control (as defined below) all of Chairman’s unvested options shall vest immediately, and remain exercisable for a period of three years thereafter.

(f) Change in Control. For purposes of this Agreement, a “Change in Control” means:

(1) any “person” (as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding under an employee benefit plan, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing at least 50% of (i) the outstanding shares of common stock of the Company or (ii) the combined voting power of the Company’s then outstanding securities;

(2)  the Company is party to a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation;

(3)  the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect);

(4)  the dissolution or liquidation of the Company; or

(5) the composition of the Board changes during any period of 36 months such that individuals who at the beginning of the period were members of the Board (the “Continuing Directors”) cease for any reason to constitute a majority thereof; unless a majority of the Continuing Directors has either (i) approved the election of the new directors, or (ii) if the election of the new directors is voted on by shareholders, recommended that the shareholders vote for approval.

(g) No Change in Control. Notwithstanding the provisions of Section 4(f), the following shall not constitute a Change in Control:

(1) If the sole purpose of the transaction is to change the state of the Company’s incorporation or to create or eliminate a holding company that will be owned in substantially the same proportions by the same beneficial owners as before the transaction;

(2) If Company’s stockholders of record as constituted immediately prior to the transaction will, immediately after the transaction (by virtue of securities issued as a consideration for Company’s capital stock or assets or otherwise), hold more than 50% of the combined voting power of the surviving or acquiring entity’s outstanding securities;

(3) An underwritten public offering of Company’s common stock, if Company’s stockholders of record as constituted immediately prior to the offering will, immediately after the offering, continue to hold more than 50% of the combined voting power of Company’s outstanding securities;

(4) The private placement of preferred or common stock, or the issuance of debt instruments convertible into preferred or common stock, for fair market value as determined by the Board, provided the acquiring person does not as a result of the transaction own at least 50% of the outstanding capital stock of Company, have the right to vote at least 50% of the outstanding voting stock of Company, or have the right to elect a majority of the Board; or

(5) If Chairman is a member of a group that acquires control of Company in an event that would otherwise be a Change in Control, such event shall not be deemed a Change in Control and Chairman shall have no right to benefits hereunder as a result of such event; provided, however, that Chairman shall not be deemed a member of any acquiring group solely by virtue of Chairman’s continued employment or ownership of stock or stock options following a Change in Control.

(h) Gross-Up Payment.

(1) Notwithstanding the above, if any of the compensation payable upon termination of Chairman’s services as provided for above (the “Payments”) triggers the application of Internal Revenue Code Section 280G, or makes Chairman liable for payment of the excise tax (the “Excise Tax”) provided for under Section 4999 of the Code, or any other statute or regulation under which Chairman may be penalized as a result of the nature or amount of such compensation, then Company or the acquiring or successor entity of Company shall pay to Chairman an additional amount (the “Gross-Up”) such that the net after-tax amount retained by the Chairman, after deduction of (A) any Excise Tax on the Payments, and (B) any federal, state, local or foreign income, employment or other tax and Excise Tax upon any payment provided for by this section, shall be equal to the Payments, reduced by the amount of any United States federal, state and local income or employment tax liability of the Chairman calculated as if the Payments were not subject to the Excise Tax. The determination of whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax will be made by Company’s regular independent public accounting firm.

(2) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account under this section, Chairman shall repay to Company at the time that the amount of such reduction of Excise Tax is finally determined, an amount equal to the sum of the following: (i) the amount of the reduction of the Excise Tax, (ii) the amount of the reduction in all other taxes generated by the reduction in the Excise Tax, and (iii) interest on the amount of the sum of (i) and (ii) at the rate provided in Section 1274(b)(2)(B) of the Code.

(3) In the event that the Excise Tax is determined to exceed the amount previously taken into account under this section (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up), Company shall make an additional Gross-Up payment in respect to such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined in accordance with the principles set forth above.

(i) Death or Disability. To the extent consistent with federal and state law, Chairman’s services and cash compensation shall terminate on Chairman’s death or Disability. “Disability” means any physical or mental health condition beyond Chairman’s control that completely prevents Chairman from performing Chairman’s duties, even after all reasonable accommodations are made by Company, for a period of more than 180 consecutive days within an annual period of the Term. In the event of termination due to death or Disability, Company shall pay Chairman (or Chairman’s legal representative) Chairman’s cash compensation prorated through the date of termination, at the rate in effect at the time of termination and continue to provide insurance and other fringe benefits to Chairman and Chairman’s spouse and dependent children for a period of one year from Chairman’s termination date. In the event of a termination due to death or Disability, in addition to all options already vested, 100% of the options set to vest in the year that death or disability occurs shall vest and Chairman shall have until the end of the option term to exercise all options. Company shall have no further obligations to Chairman under this Agreement, except for those created under any stock option agreements executed prior to the effective date of termination, and any other vested rights under the employee benefit plans and programs and the right to receive reimbursement for business expenses as provided for in Section 3(h).

(j) Return of Company Property. Within 30 days after the Termination Date, Chairman shall return to Company all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Company including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Chairman’s possession or under Chairman’s control. Chairman shall not retain any copies or duplicates of such property and all licenses granted to him by Company to use computer programs or software shall be revoked on the Termination Date.

5. Duty Of Loyalty. During the term of this Agreement, Chairman shall not, without the prior written consent of Company, engage in any activity directly competitive with the business or welfare of Company, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than 10% of the capital stock of any other corporation. Otherwise, Chairman may make personal investments in any other business. The parties agree that the activities provided for in Section 2(c) are not directly competitive with the business or welfare of Company.

6. Cure Period

In the event that Chairman or Company breaches this Agreement, the breaching party shall have 30 days within which to cure such breach, after receiving written notice from the other party specifying in reasonable detail the basis for the claimed breach (“Cure Period”). No breach of the Agreement shall be actionable if the breaching party is able to cure the breach within the Cure Period.

7. Other Provisions.

(a) Compliance With Other Agreements. Company acknowledges that Chairman is subject to an Employment Agreement and Confidentiality agreement with Hythiam. Chairman represents to Company that, to the best of Chairman’s knowledge and belief, the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any other agreement, order, judgment or injunction to which Chairman is a party or by which Chairman is bound. Should claims, demands, causes of action, costs or expenses (including attorneys’ fees) arise from any alleged breach of contract as a result of accepting a position with Company, Company will indemnify Chairman for all reasonable legal fees, costs and expenses arising out of or relating thereto.

(b) Nondelegable Duties. This is a contract for Chairman’s personal services. The duties of Chairman under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Chairman during Chairman’s life.

(c) Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

(d) Venue. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, such dispute shall be resolved in Los Angeles County, California.

(e) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

(f) Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

(g) Notice. Any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or four (4) business days after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows: (1) If to Company, to the principal office of Company in the State of California, marked “Attention: Compensation Committee,” with a copy to the Company’s general outside counsel; or (2) If to Chairman, to the most recent address for Chairman appearing in Company’s records.

(h) Arbitration. Any disputes, controversies or claims arising out of or relating to this Agreement, including without limitation any failure to reach mutual agreement pursuant to Sections 3(b) or (e), shall be resolved by binding arbitration before a retired judge at JAMS in Santa Monica, California, in accordance with its Employment Arbitration Rules and Procedures. To the extent permitted by the rules and applicable law, the prevailing party shall be awarded its reasonable attorney’s fees, costs and expenses.

(i) Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) No Third Party Beneficiaries. This Agreement shall inure to the benefit of the parties and their permitted successors and assigns only. There are no intended third party beneficiaries under this Agreement.

(k) No Disparagement. During the Term, and at all times thereafter, the parties agree that they will not disparage each other in any fashion.

(l) Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

(m) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties, and supersedes all prior and contemporaneous agreements, negotiations, understandings, promises, representations and warranties, whether oral or written.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

XCORPOREAL, INC.

By:
Director

By:
Director

CHAIRMAN:

Terren S. Peizer